Exhibit 99.1

                         TRANSNET REPORTS ITS SELECTION
       AS SERVICE PROVIDER OF LARGE GLOBAL CLIENT FOR NEW JERSEY LOCATIONS


/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500

BRANCHBURG, NEW JERSEY - February 13, 2007 - TRANSNET CORPORATION (OTCBB: TRNT), a leading IPC and IT sales and service provider, announced today that it has been selected as the primary provider of services in New Jersey by one of its large global clients.

Steven J. Wilk, President, said, "We are extremely pleased and gratified to have been selected as the primary provider of services in New Jersey. The rigorous selection process, which included many competitive IT-based organizations that are both regional and national in scope, began in fiscal 2006 and involved site reviews of existing clients and a thorough review of our ability to assure seamless support delivery to our client.

"Although the evaluation process was long and time consuming, and the contract will require additional investments in trained technical personnel, we are confident that the award of this multi-million three-year contract and the revenues it will generate will benefit our shareholders. Based upon our estimates, the contract may produce $6 million to $8 million in revenues during its term. Services under the contract will commence in the fiscal quarter that begins April 1, 2007. We look forward to enhancing our relationship and providing our client with unparalleled levels of service and support."

ABOUT TRANSNET
TransNet Corporation is a leading IPC and IT sales and support provider for corporate, educational, and governmental clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.